DIRTT Reports Second Quarter 2025 Financial Results

CALGARY, Alberta, July 30, 2025 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced its financial results for the three and six months ended June 30, 2025. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Second Quarter 2025 Highlights and Recent Developments

•
Revenue of $38.9 million in the second quarter of 2025, a decrease of 6%, from the second quarter of 2024.
•
Gross profit margin decreased to 27.8% of revenue in the second quarter of 2025 from 37.3% in the second quarter of 2024. Gross profit was negatively impacted by tariff related costs amounting to 5.1% of revenue.
•
During the first six months of 2025, various tariffs have been levied by the U.S. and Canadian governments. We incurred $2.0 million (5.1% of total revenue) in tariffs and costs related to tariff mitigation actions for the three months ended June 30, 2025. DIRTT is most impacted by the 25% tariff levied on Canadian aluminum exports to the United States which increased to 50% in June 2025.
•
Net loss after tax and net loss margin for the second quarter of 2025 was $6.6 million and 17.0%, respectively, compared to a net income after tax and net income margin of $0.6 million and 1.4%, respectively, in the second quarter of 2024.
•
Adjusted EBITDA(1) was $(2.0) million, or (5.2%) of revenue, in the second quarter of 2025, compared to $3.2 million, or 7.7% of revenue, in the second quarter of 2024.
•
Liquidity, comprising of unrestricted cash and available borrowings, was $31.1 million at June 30, 2025, compared to $39.3 million at December 31, 2024.
•
On June 12, 2025, we began trading on the OTCQX under the symbol “DRTTF.” The Company previously traded on, and upgraded to OTCQX from, the OTC Pink® Market.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked “Project and order delays related to the macroeconomic landscape continued into the second quarter of 2025. Despite these headwinds, DIRTT remains focused on our transformation and growth strategies and we are seeing positive trends. Our key focus areas are revenue expansion and product innovation to unlock more scope and opportunities. Our Integrated Solutions team is contributing significantly to our pipeline through projects executed with partners or in geographic markets where we lack coverage. The introduction of new products, such as our one-hour fire-rated wall, allows us to capture more comprehensive healthcare and life sciences scope, and expand into previously unavailable market sectors including hospitality and multi-family housing. All of this is contributing to our strongest twelve-month pipeline in more than two years. While we anticipate more macroeconomic challenges ahead, we are optimistic about our path for growth.”

Fareeha Khan, chief financial officer, added “As anticipated, our revenue this quarter was lower than originally expected as we continued to see delays in construction investment decisions. Margins were impacted by tariffs, including an additional 25% tariff announced on aluminum and steel in early June 2025. We have put in place actions to mitigate the tariff impact and expect to return to positive Adjusted EBITDA in the fourth quarter of this year. Our twelve-month forward pipeline is up 7% from April 1, 2025 and has crossed the $300 million mark as we focus on revenue growth. As the markets in which DIRTT operates adjust to the implementation of tariffs, we anticipate our order conversion to return to typical levels in the next two quarters.”

Second Quarter 2025 Results

Second quarter 2025 revenue was $38.9 million, a decrease of $2.3 million or 6%, from $41.2 million for the same period of 2024. We entered the second quarter of 2025 with an 8% higher twelve-month forward pipeline as compared to April 1, 2024. However, we started experiencing above-trend scheduling delays and below-trend signed awards driven by macroeconomic conditions, including the imposition of additional tariffs, which we believe are unrelated to DIRTT, resulting in lower revenue this quarter.

Gross profit and gross profit margin for the quarter ended June 30, 2025 were $10.8 million or 27.8% of revenue compared to $15.4 million or 37.3% of revenue for the quarter ended June 30, 2024. Adjusted Gross Profit (see “Non-GAAP Financial Measures”) for the three months ended June 30, 2025 was $11.8 million, a decrease from $16.2 million Adjusted Gross Profit for the second quarter of 2024. Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) was 30.4% for the second quarter of 2025, a decrease from 39.4% in the comparative period of 2024. Gross profit and Adjusted Gross Profit for the quarter ended June 30, 2025 were negatively impacted by the tariffs implemented in 2025. We incurred $2.0 million (5.1% of revenue) in tariffs and costs related to tariff mitigation actions in the three months ended June 30, 2025.

Sales and marketing expenses decreased by $0.8 million to $5.3 million for the three months ended June 30, 2025 from $6.1 million for the three months ended June 30, 2024. The decrease was driven by a $0.4 million decrease in salary and benefits costs, $0.2 million lower commission costs as a result of lower revenues, a $0.2 million decrease in travel, meals and entertainment costs, and a $0.1 million decrease in other costs, partially offset by a $0.1 million increase in marketing and tradeshow expenses.

General and administrative expenses increased by $1.4 million to $5.7 million for the three months ended June 30, 2025, from $4.4 million for the three months ended June 30, 2024. The increase was primarily related to a $0.7 million increase in professional services costs as a result of litigation costs as we prepare for the trial in DIRTT’s litigation with Falkbuilt Ltd., Messrs. Smed and Loberg and their associates (the “Falkbuilt trial”), a $0.5 million increase in salaries and benefits costs, a $0.2 million increase in board fees and expenses, and a $0.1 million increase in public company costs, partially offset by a $0.1 million decrease in building and infrastructure costs.

Operations support is comprised primarily of project managers, order entry and other professionals that facilitate the integration of our Construction Partner project execution, our manufacturing operations, and support staff for the Integrated Solutions team. Operations support expenses slightly increased by $0.03 million for the three months ended June 30, 2025 to $1.9 million, compared to $1.8 million for the comparative period of 2024.

Technology and development expenses relate to non-capitalizable costs associated with our product and software development teams, and are primarily comprised of salaries and benefits of technical staff. Technology and development expenses slightly increased $0.04 million to $1.5 million for the three months ended June 30, 2025, compared to $1.4 million for the three months ended June 30, 2024.

Stock-based compensation expense for the three months ended June 30, 2025 was $0.6 million, compared to $0.4 million in the comparative period of 2024. Stock-based compensation expense is dependent on share price in a period for fair value adjustments made on cash-settled DSU awards and grants, exercises, expirations or forfeitures made on other awards. The increase in expense was largely due to an increase in RSU expense as a result of a higher number of RSUs granted and outstanding for the quarter ended June 30, 2025 compared to the same period of 2024, partially offset by a decrease in DSU expenses as a result of decreasing share prices during the second quarter of 2025.

Foreign exchange loss or gain decreased from a gain of $0.4 million for the three months ended June 30, 2024 to a loss of $1.9 million for the same period of 2025. The decrease is primarily related to the strengthening of the Canadian dollar relative to the U.S. dollar over the three months ended June 30, 2025. The majority of our revenue is collected in U.S. dollars (approximately 90%), and approximately 70% of the costs incurred in the three months ended June 30, 2025, were denominated in Canadian dollars.

Interest income for three months ended June 30, 2025 was $0.2 million compared to $0.5 million for the comparative period of 2024. The decreased interest income is due to declining prime rates that determine interest yields on the Company’s lower cash equivalents during the three months ended June 30, 2025 compared to the same period of 2024.

Interest expense decreased by $0.5 million from $0.9 million in the quarter ended June 30, 2024, to $0.5 million for the three months ended June 30, 2025. This decrease is largely due to repayment of debt throughout the year ended December 31, 2024 and during the first six months of 2025, reducing the interest payable on current and long-term debt.

Net loss after tax was $6.6 million or $0.03 net loss per share, basic and diluted, in the three months ended June 30, 2025, a decrease of $7.2 million from net income after tax of $0.6 million or $0.00 net income per share, basic and diluted, for the three months ended June 30, 2024. The decrease in net income is primarily the result of a $4.6 million decrease in gross profit, a $0.8 million increase in operating expenses, a $2.3 million decrease in foreign exchange gain, and a $0.3 million decrease in interest income, partially offset by decreases of $0.5 million in interest expense and $0.2 million in income tax expense.

For the three months ended June 30, 2025, Adjusted EBITDA decreased by $5.2 million to a $2.0 million loss from $3.2 million and Adjusted EBITDA Margin decreased to (5.2%) from 7.7% for the same period of 2024. This reflects a $4.4 million decrease in Adjusted Gross Profit, a $0.5 million increase in salaries and benefits costs as we invest in our business, a $0.9 million increase in professional services costs largely due to litigation costs relating to the Falkbuilt trial, and a $0.3 million increase in public company costs and board fees, offset by a $0.2 million decrease in commissions as a result of lower revenue, a $0.3 million decrease in travel, meals and entertainment costs, a decrease of $0.3 million from loss on disposal, and a $0.1 million decrease in other costs.

Outlook

DIRTT continued to experience challenges related to macroeconomic uncertainty in the second quarter of 2025, primarily driven by the United States’ changing tariff policy. In the second quarter of 2025, revenue was under pressure and lower than expected due to delayed contracts and slowed construction schedules, despite winning work. This trend is evidenced by our revenue declining 6% from the first quarter of 2025 to the second quarter of 2025. Despite this decline, our twelve-month forward pipeline increased 7% from April 1, 2025 compared to July 1, 2025.

The imposition of tariffs decreased Adjusted Gross Profit Margin by 512 basis points in the second quarter of 2025. In June 2025, an additional 25% tariff was levied on aluminum and steel imports into the United States. Whilst we cannot predict the go-forward policy, we have implemented a variety of tariff mitigation strategies, including price adjustments, strategic sourcing, and manufacturing footprint adjustments to preserve margins. We expect there to be a lag between the date the tariffs were incurred and when our mitigation strategies will be realized. Our third quarter financial results are currently expected to reflect similar tariff pressures to the second quarter. We expect to return to positive Adjusted EBITDA by the fourth quarter of 2025.

The construction industry continues to face challenges such as labor shortages and supply chain pressures and DIRTT’s value proposition is even more relevant. Markets seem to be accepting the tariff situation and we hope for normalcy to return to our order conversion in the next two quarters. We are focusing on growth and transforming our business to compete more directly with conventional construction by expanding our commercial channels, innovating our product offering, and increasing operational excellence. For the first time in two years, our twelve-month forward pipeline has crossed the $300 million level. Our Integrated Solutions pipeline has increased by 20% from the beginning of the year. With the introduction of fire-rated walls and other product innovations this quarter, DIRTT is now able to capture more scope on projects than before (i.e. healthcare and life sciences) and is also now able to expand into previously untapped markets such as hospitality and multi-family housing.

Our balance sheet is strong, including $31.1 million of liquidity (comprising of unrestricted cash and available borrowings), although we experienced negative cash flows from operations in the three months ended June 30, 2025. There is C$16.6 million ($12.2 million) principal due under the January Debentures (as defined herein), which mature on January 31, 2026, and we are evaluating whether we will settle or refinance this debt.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for July 31, 2025 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Product revenue	37,741	40,176	78,087	79,215
Service revenue	1,181	1,025	2,130	2,833
Total revenue	38,922	41,201	80,217	82,048

Product cost of sales	27,362	25,389	53,718	50,381
Service cost of sales	742	437	1,139	1,644
Total cost of sales	28,104	25,826	54,857	52,025
Gross profit	10,818	15,375	25,360	30,023

Expenses
Sales and marketing	5,293	6,062	10,470	11,982
General and administrative	5,743	4,391	11,223	8,957
Operations support	1,872	1,841	3,902	3,616
Technology and development	1,480	1,436	2,708	2,687
Stock-based compensation	594	427	1,333	1,102
Reorganization	174	202	384	340
Impairment charge on Rock Hill facility	-	-	-	530
Total operating expenses	15,156	14,359	30,020	29,214

Operating (loss) income	(4,338)	1,016	(4,660)	809
Gain on extinguishment of convertible debentures	7	-	14	2,931
Foreign exchange (loss) gain	(1,912)	358	(2,024)	1,277
Interest income	232	482	494	971
Interest expense	(485)	(945)	(936)	(1,999)
	(2,158)	(105)	(2,452)	3,180
Net (loss) income before tax	(6,496)	911	(7,112)	3,989
Income taxes
Current and deferred income tax expense	106	315	151	348
Net (loss) income after tax	(6,602)	596	(7,263)	3,641

Net (loss) income per share
Net (loss) income per share − basic	(0.03)	0.00	(0.04)	0.02
Net (loss) income per share − diluted	(0.03)	0.00	(0.04)	0.02

Weighted average number of shares outstanding (in thousands)
Basic	190,537	192,031	190,597	187,849
Diluted	190,537	310,088	190,597	305,869

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on extinguishment of debt, and impairment charges), stock-based compensation, and government subsidies. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of debt, impairment charges, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, and tax expense are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; unusual or infrequent charges (such as gain on extinguishment of debt); and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the results for the three and six months ended June 30, 2025 and 2024 of EBITDA and Adjusted EBITDA to our net (loss) income after tax, and of Adjusted EBITDA Margin to net (loss) income margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Net (loss) income after tax for the period	(6,602)	596	(7,263)	3,641
Add back (deduct):
Interest expense	485	945	936	1,999
Interest income	(232)	(482)	(494)	(971)
Income tax expense	106	315	151	348
Depreciation and amortization	1,547	1,521	3,027	3,055
EBITDA	(4,696)	2,895	(3,643)	8,072
Foreign exchange loss (gain)	1,912	(358)	2,024	(1,277)
Stock-based compensation	594	427	1,333	1,102
Reorganization expense(2)	174	202	384	340
Gain on extinguishment of convertible debentures(2)	(7)	-	(14)	(2,931)
Impairment charge on Rock Hill facility(2)	-	-	-	530
Adjusted EBITDA	(2,023)	3,166	84	5,836
Net (Loss) Income Margin(1)	(17.0)%	1.4%	(9.1)%	4.4%
Adjusted EBITDA Margin	(5.2)%	7.7%	0.1%	7.1%

(1)
Net (loss) income after tax divided by revenue.
(2)
Reorganization expenses, the gain on extinguishment of convertible debentures (refer to Note 4 of the interim condensed consolidated financial statements) and the impairment charge on the Rock Hill facility are not core to our business and are therefore excluded from the Adjusted EBITDA calculation.

The following table presents a reconciliation for the three and six months ended June 30, 2025 and 2024 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Gross profit	10,818	15,375	25,360	30,023
Gross profit margin	27.8%	37.3%	31.6%	36.6%
Add: Depreciation and amortization expense	1,007	845	1,964	1,689
Adjusted Gross Profit	11,825	16,220	27,324	31,712
Adjusted Gross Profit Margin	30.4%	39.4%	34.1%	38.7%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the effect of our strategic priorities on increasing value creation; the impacts of macroeconomic conditions on the Company’s business; the Company’s pipeline; forecast operating and financial results and the impact of certain cost-saving measures, including the development, timing and success of strategic accounts; the competitiveness of the Company’s solutions; the liquidity and capital resources of the Company; the outcome and effects that current claims and litigation against the Company; financial condition, results of operations and growth prospects; the effect of tariffs and economic uncertainty on our business, including on our 2025 guidance, and our ability to mitigate any such effects and timing thereof; our beliefs about future revenue and Adjusted EBITDA, and the timing thereof; project delivery and the timing thereof; capital expenditures and allocation; general economic conditions; our ability to weather economic conditions; and DIRTT's ability to support its partners, grow its business and invest in long-term growth.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada on February 26, 2025 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on July 30, 2025.

Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol "DRTTF".

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com